EXHIBIT 99.1

NEWS RELEASE	Contact: THOMAS H. POHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251

JULY 17, 2015

AMES NATIONAL CORPORATION

ANNOUNCES 2015 SECOND QUARTER EARNINGS RESULTS

Second Quarter 2015 Results:

For the quarter ended June 30, 2015, net income for Ames National Corporation (the Company) totaled $3,365,000 or $0.36 per share, compared to $3,855,000 or $0.41 per share earned in 2014. The lower earnings were primarily related to a provision for loan losses of $922,000 and an other real estate owned impairment write down of $563,000. The increase in the provision for loan losses was due to growth in the loan portfolio. Offsetting these expenses were increases in loan interest income and security gains.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB), acquired First Bank, West Des Moines, Iowa on August 29, 2014 (the “Acquisition”). The acquired assets totaled approximately $89 million. Loan growth in the West Des Moines market has exceeded expectations since the Acquisition. The impact of the Acquisition on the Company’s net income was not significant for the quarter but in line with expectations.

Second quarter net interest income totaled $9,787,000, an increase of $808,000, or 9%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolios. Loan growth was attributable to the Acquisition and favorable economic conditions in our markets. Excluding the Acquisition, the loan portfolio grew over 13% from a year ago. The Company’s net interest margin was 3.32% for the quarter ended June 30, 2015 as compared to 3.30% for the quarter ended June 30, 2014.

A provision for loan losses of $922,000 was recognized in the second quarter of 2015 as compared to $36,000 in the second quarter of 2014. Net loan recoveries were $24,000 for the quarter ended June 30, 2015 compared to net loan charge-offs of $87,000 for the quarter ended June 30, 2014. The growth in the loan portfolio was a primary factor in the increase in the provision for loan losses. Asset quality indicators for the Company, including impaired and past due loans, remain at favorable levels, including those problem assets obtained in the Acquisition. Payment performance on the Acquisition’s loan portfolio has exceeded management expectations through June 30, 2015.

Noninterest income for the second quarter of 2015 totaled $2,407,000 as compared to $1,734,000 for the same period in 2014. The increase in noninterest income is primarily due to security gains in 2015, with no corresponding gain in 2014. Exclusive of realized securities gains, noninterest income increased 10% in the second quarter of 2015 compared to the same period in 2014, primarily due to increased gain on sale of loans held for sale and higher merchant and card fees. The increase in merchant and card fees was primarily due to the Acquisition.

Noninterest expense for the second quarter of 2015 totaled $6,692,000 compared to $5,409,000 recorded in 2014, an increase of 24%, which was significantly impacted by the Acquisition. The increase in noninterest expense was primarily due to increases in salaries and benefits, other real estate owned expenses, data processing and occupancy expenses. The increase in salaries and benefits, data processing and occupancy expenses was mainly the result of additional expenses attributed to the Acquisition. The increase in other real estate owned expenses was due primarily to the impairment write down previously mentioned. The efficiency ratio for the second quarter of 2015 was 54.88%, compared to 50.49% in 2014.

Six Months 2015 Results:

For the six months ended June 30, 2015, net income for Ames National Corporation (the Company) totaled $7,000,000 or $0.75 per share, compared to $8,381,000 or $0.90 per share earned in 2014. The lower earnings were primarily related to the gain on the sale of premises and equipment in 2014 of $1,242,000 with no corresponding gain recorded in 2015; as well as a higher provision for loan losses, increased noninterest expense associated with the Acquisition and other real estate owned impairments in 2015.

Net interest income for the six months ended June 30, 2015 totaled $19,233,000, an increase of $1,520,000, or 9%, compared to the same period a year ago, due primarily to growth in the real estate loan portfolio. The Company’s net interest margin was 3.30% for the six months ended June 30, 2015 as compared to 3.27% for the six months ended June 30, 2014.

A provision for loan losses of $999,000 was recognized in the six months ended June 30, 2015 as compared to $75,000 in the same period a year ago. Net loan recoveries were $34,000 for the six months ended June 30, 2015 compared to net loan charge-offs of $130,000 for the six months ended June 30, 2014.

Noninterest income for the six months ended June 30, 2015 totaled $4,173,000 as compared to $4,680,000 for the same period in 2014. The decrease in noninterest income is primarily due to a gain on the sale of premises and equipment in 2014, with no corresponding gain in 2015. Exclusive of realized securities gains and gain on sale of premises and equipment, noninterest income increased 11% in the six months ended June 30, 2015 compared to the same period in 2014, primarily due to increased gain on sale of loans held for sale and higher merchant and card fees.

Noninterest expense for the six months ended June 30, 2015 totaled $12,831,000 compared to $10,738,000 recorded in 2014, an increase of 19%, which was significantly impacted by the Acquisition. The increase in noninterest expense was primarily due to increases in salaries and benefits and other real estate owned expenses. The increase in salaries and benefits was mainly the result of additional payroll costs attributed to the Acquisition. The increase in other real estate owned expenses was due primarily to the impairment write down. The efficiency ratio for the six months ended June 30, 2015 was 54.82%, compared to 47.95% in 2014.

Balance Sheet Review:

As of June 30, 2015, total assets were $1,322,119,000, a $86,415,000 increase compared to June 30, 2014. The increase in assets was due primarily to a higher volume of loans, as previously discussed, offset in part by a decrease in securities available-for-sale.

Securities available-for-sale as of June 30, 2015 declined to $546,633,000 from $599,239,000 as of June 30, 2014. The decrease in securities available-for-sale is primarily due to the sale or pay downs of U.S. government mortgage-backed bonds and matured or called state and political subdivision bonds. These bond proceeds were largely utilized to fund loan demand.

Net loans as of June 30, 2015 increased 23% to $677,580,000 as compared to $549,980,000 as of June 30, 2014. The growth was primarily due to the Acquisition and favorable lending environments in most of the affiliate bank communities. This growth is primarily reflected in all categories of loans, with the primary increases in the commercial real estate and construction real estate portfolios. Asset quality remained favorable as impaired loans, net of specific reserves, totaled $1,697,000, or 0.25% of gross loans as of June 30, 2015, compared to $967,000, or .17% of gross loans as of June 30, 2014. The allowance for loan losses on June 30, 2015 totaled $9,872,000, or 1.44% of gross loans, compared to $8,517,000 or 1.52% of gross loans as of June 30, 2014. The increase in the allowance for loan losses can be primarily attributed to loan growth.

Other real estate owned was $4,588,000 and $8,929,000 as of June 30, 2015 and 2014, respectively. The decrease in the other real estate owned was due to the sale of properties and impairment write downs. Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,079,378,000 on June 30, 2015, a 10% increase from the $982,570,000 recorded at June 30, 2014. The increase in deposits was primarily due to the Acquisition.

Securities sold under agreements to repurchase totaled $43,478,000 on June 30, 2015, a 29% decrease from the $61,152,000 recorded at June 30, 2014. The decrease was primarily the result of the withdrawal of a portion of one customer’s securities sold under agreements to repurchase balances.

The Company’s stockholders’ equity represented 11.84% of total assets as of June 30, 2015 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $156,569,000 as of June 30, 2015, and $152,325,000 as of June 30, 2014. The increase in stockholders’ equity was primarily the result of net income, offset by lower fair value on the securities available-for-sale which is reflected as a decrease in accumulated other comprehensive income and dividends.

Shareholder Information:

Return on average assets was 1.01% for the quarter ended June 30, 2015, compared to 1.23% for the same period in 2014. Return on average equity was 8.48% for the quarter ended June 30, 2015, compared to the 10.27% in 2014.

Return on average assets was 1.05% for the six months ended June 30, 2015, compared to 1.34% for the same period in 2014. Return on average equity was 8.86% for the six months ended June 30, 2015, compared to the 11.33% in 2014.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $25.10 on June 30, 2015. During the second quarter of 2015, the price ranged from $23.51 to $26.43.

On May 13, 2015, the Company declared a quarterly cash dividend on common stock, payable on August 17, 2015 to stockholders of record as of August 3, 2015, equal to $0.20 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2015 and 2014

(unaudited)

	2015	2014
ASSETS
Cash and due from banks	$26,310,646	$23,718,424
Interest bearing deposits in financial institutions	29,685,112	26,426,762
Securities available-for-sale	546,632,788	599,239,228
Loans receivable, net	677,579,651	549,980,394
Loans held for sale	465,000	697,145
Bank premises and equipment, net	16,373,694	11,104,529
Accrued income receivable	7,435,248	7,186,788
Other real estate owned	4,587,683	8,928,652
Deferred income taxes	3,171,778	1,325,200
Core deposit intangible, net	1,507,233	902,816
Goodwill	6,732,216	5,600,749
Other assets	1,637,644	593,219

Total assets	$1,322,118,693	$1,235,703,906

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$195,469,480	$167,184,250
NOW accounts	298,586,336	280,415,844
Savings and money market	357,110,905	301,022,762
Time, $250,000 and over	33,950,601	36,686,658
Other time	194,261,076	197,260,885
Total deposits	1,079,378,398	982,570,399

Securities sold under agreements to repurchase	43,478,402	61,151,643
Federal Home Loan Bank (FHLB) advances and other borrowings	36,968,367	34,504,421
Dividend payable	1,862,183	1,675,964
Accrued expenses and other liabilities	3,862,105	3,476,535
Total liabilities	1,165,549,455	1,083,378,962

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,310,913 shares as of June 30, 2015 and 9,432,915 shares as of June 30, 2014; outstanding 9,310,913 shares as of June 30, 2015 and 2014	18,621,826	18,865,830
Additional paid-in capital	20,878,728	22,651,222
Retained earnings	113,977,220	107,183,584
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	3,091,464	5,640,806
Treasury stock, at cost; 122,002 shares as of June 30, 2014	-	(2,016,498)
Total stockholders' equity	156,569,238	152,324,944

Total liabilities and stockholders' equity	$1,322,118,693	$1,235,703,906

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest income:
Loans	$7,712,057	$6,576,580	$15,111,747	$12,986,011
Securities
Taxable	1,566,298	1,851,296	3,132,696	3,614,899
Tax-exempt	1,479,726	1,645,094	2,966,086	3,319,202
Interest bearing deposits and federal funds sold	100,669	72,937	194,047	146,076

Total interest income	10,858,750	10,145,907	21,404,576	20,066,188

Interest expense:
Deposits	768,650	862,691	1,531,046	1,754,701
Other borrowed funds	302,611	303,861	640,774	598,347

Total interest expense	1,071,261	1,166,552	2,171,820	2,353,048

Net interest income	9,787,489	8,979,355	19,232,756	17,713,140

Provision for loan losses	921,513	35,644	998,813	74,875

Net interest income after provision for loan losses	8,865,976	8,943,711	18,233,943	17,638,265

Noninterest income:
Wealth Management Income	681,347	724,376	1,369,257	1,421,195
Service fees	444,798	410,795	839,357	768,274
Securities gains, net	492,355	-	497,304	135,081
Gain on sale of loans held for sale	285,312	150,526	499,298	249,179
Merchant and card fees	351,879	290,250	666,473	549,639
Gain (loss) on sale of premises and equipment, net	-	(14,715)	(1,132)	1,242,209
Other noninterest income	151,296	172,740	302,649	314,179

Total noninterest income	2,406,987	1,733,972	4,173,206	4,679,756

Noninterest expense:
Salaries and employee benefits	3,810,977	3,430,736	7,535,911	6,722,188
Data processing	704,596	595,570	1,369,131	1,166,920
Occupancy expenses, net	467,509	349,588	993,596	818,808
FDIC insurance assessments	167,274	163,352	350,270	325,696
Professional fees	312,732	348,441	605,170	630,888
Business development	232,088	215,616	464,932	423,477
Other real estate owned expense, net	562,147	19,006	710,210	19,710
Core deposit intangible amortization	109,375	61,000	222,998	126,748
Other operating expenses, net	325,454	225,798	578,791	503,774

Total noninterest expense	6,692,152	5,409,107	12,831,009	10,738,209

Income before income taxes	4,580,811	5,268,576	9,576,140	11,579,812

Income tax expense	1,216,001	1,413,653	2,576,401	3,198,798

Net income	$3,364,810	$3,854,923	$6,999,739	$8,381,014

Basic and diluted earnings per share	$0.36	$0.41	$0.75	$0.90

Declared dividends per share	$0.20	$0.18	$0.40	$0.36